EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Registration Nos. 333-115240 and 333-195733) of Pure Cycle Corporation of our report dated November 10, 2020 on the consolidated financial statements of Pure Cycle Corporation as of and for the year ended August 31, 2020.

/s/ Plante & Moran PLLC

Boulder, Colorado
November 10, 2020